SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
June 1, 2016

AIR INDUSTRIES GROUP
___________________

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-35927	80-0948413
State of	Commission	IRS Employer
Incorporation	File Number	I.D. Number

360 Motor Parkway, Suite 100, Hauppauge, NY 11788
(Address of Principal Executive Offices)

Registrant's telephone number: (631) 881-4920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17   CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities

On June 1, 2016, Air Industries Group (the “Company”) issued and sold a total of 72,750 shares of its Series A Convertible Preferred Stock  to accredited investors, yielding net proceeds to the Company of approximately $676,330, pursuant to a Securities Purchase Agreement dated May 25, 2016 (the “Securities Purchase Agreement”),  at the final closing of the Company’s private offering of a minimum of 100,000 shares and a maximum of 700,000 shares of its Series A Convertible Preferred Stock at a purchase price of $10.00 per share (the “Offering”).

The shares of Series A Preferred Stock were issued as part of the Offering for which Craig-Hallum Capital Group LLC and Taglich Brothers, Inc. acted as placement agents (the “Placement Agents).   The Company paid the Placement Agents a fee of $50,925 in connection with the sale of the 72,750 shares of Series A Preferred Stock. On June 1, 2016, the Company issued to each of the Placement Agents five-year warrants to purchase 5,915 shares of its common stock at an initial exercise price of $6.15 per share. The warrants have been filed as Exhibits 4.3 and 4.4 to this report.

The issuance and sale of the shares of Series A Preferred Stock and the issuance of the warrants were exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The certificates evidencing the shares of Series A Preferred Stock issued in the Offering and the warrants are endorsed with the customary Securities Act restrictive legend.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.

4.3	Warrant issued to Craig-Hallum Capital Group LLC.
4.4	Warrant issued to Taglich Brothers, Inc.
10.2
Securities Purchase Agreement dated as of May 25, 2016 by and among Air Industries Group and the purchasers named therein (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 1, 2016).

 SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 3, 2016

AIR INDUSTRIES GROUP

By:	/s/ Daniel R. Godin
Daniel R. Godin
President and Chief Executive Officer